Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 31, 2011, with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about Energy Focus, Inc.’s ability to continue as a going concern) in the Annual Report of Energy Focus, Inc. on Form 10-K for the years ended December 31, 2010 and 2009. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Plante & Moran, PLLC
Cleveland, Ohio
April 8, 2011